Contact:	Peter J. Cunningham
First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION HOLDS ANNUAL SHAREHOLDERS’ MEETING

Three Directors Re-Elected, Amendment to the Executive Officer Annual Incentive Plan
Approved and the Appointment of Independent Auditors Ratified

Lake Success, New York, May 19, 2004 — Astoria Financial Corporation (NYSE: AF) announced that at its annual meeting held today its shareholders voted overwhelmingly to re-elect directors John J. Conefry, Jr., Lawrence W. Peters and Thomas V. Powderly . It further announced that its shareholders overwhelmingly approved an amendment to the Astoria Financial Corporation Executive Officer Annual Incentive Plan and ratified the appointment of KPMG LLP as its independent auditors for the 2004 fiscal year.

     Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.7 billion, is the third largest thrift institution headquartered in New York and sixth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in nineteen states, primarily the East Coast, and through correspondent relationships in forty-four states.

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